Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2021 relating to the consolidated financial statements of Newpark Resources, Inc. and subsidiaries, and the effectiveness of Newpark Resources, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Newpark Resources, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Houston, Texas
May 20, 2021